Exhibit 99.1
NeoStem Appoints Douglas W. Losordo as Chief Medical Officer
Andrew L. Pecora to Assume New Role as Chief Visionary Officer
NEW YORK, August 6, 2013 (GLOBE NEWSWIRE) -- NeoStem, Inc. (NASDAQ:NBS) (“NeoStem” or the “Company”), a leader in the emerging cellular therapy market, announced today the appointment of Douglas W. Losordo, MD, FACC, FAHA, as Chief Medical Officer of the Company. Dr. Losordo is a leader in cell therapy research and a renowned cardiologist. Most recently, Dr. Losordo was Vice President, New Therapies Development, Regenerative Medicine and Baxter Ventures at Baxter International.
Dr. Losordo is well regarded for his career-long efforts to develop novel therapeutics and as a scientist he obtained over $35 million in National Institutes of Health funding for discovering and developing new therapeutic concepts in the laboratory, providing the basis for clinical studies. He has led first in human studies in multiple gene and adult stem cell therapies in patients with cardiovascular diseases, including therapies now in Phase 3 testing. He is a highly sought after speaker, having given over 200 international lectures. He is an associate editor of Circulation Research, the basic science journal of the American Heart Association and serves on the editorial boards of a number of scientific journals.
“I am excited to join NeoStem in its pursuit of promising cell therapies, including a product candidate using CD34+ cells to repair ischemic tissue, taking us a step closer to true disease modification or reversal, instead of relegating patients to symptom palliation,” said Dr. Losordo. “The Company is hard at work to unlock the future of cell therapies, a shared goal to which I have also devoted my professional career.”
Andrew L. Pecora, MD, FACC, the Company's outgoing Chief Medical Officer, will assume the role of Chief Visionary Officer of NeoStem, where he will continue to assist in building a leading global cell therapy company. Dr. Pecora will also continue in his role as Chief Medical Officer of Progenitor Cell Therapy (“PCT”), NeoStem's contract development and manufacturing subsidiary, and Chief Scientific Officer of Amorcyte, LLC, NeoStem's subsidiary developing a cell therapy to preserve heart muscle function after a severe heart attack, as well as remain a member of NeoStem's Board of Directors.
Dr. Andrew Pecora said, “The Company has made a sound investment in Dr. Losordo who is an extremely talented and well-respected physician researcher in the cell therapy field. I look forward to collaborating with Dr. Losordo as the Company continues to identify and evaluate regenerative medicine opportunities.”
Dr. Robin L. Smith, Chairman and CEO of NeoStem, said “We are extremely fortunate to have Doug Losordo join our leadership team. Doug will no doubt complement the stellar medical regime that Andrew Pecora has built, as well as help us move forward in our efforts to develop novel proprietary cell therapy products and platform technologies.”

Dr. Losordo is an adjunct professor of medicine at Northwestern University in Chicago, Illinois. From 2006 to 2011, he was the director of the Feinberg Cardiovascular Research Institute and the Eileen M. Foell Professor of Heart Research at Northwestern University's School of Medicine and director of the Program in Cardiovascular Regenerative Medicine at Northwestern Memorial Hospital. From 2004 to 2006, he was a Professor of Medicine at Tufts University School of Medicine and Chief of Cardiovascular Research at St. Elizabeth's Medical Center in Boston. He is board-certified in internal medicine, cardiovascular disease, and interventional cardiology. Dr. Losordo's major research interests encompass angiogenesis/vasculogenesis, progenitor/adult stem cells, tissue repair/regeneration, and vascular biology. He received his medical degree from the University of Vermont.

About NeoStem, Inc.
NeoStem, Inc. is a leader in the emerging cellular therapy industry. Our business model includes the development of novel proprietary cell therapy product, as well as operating a contract development and manufacturing organization that provides services to others in the regenerative medicine industry. The combination of a therapeutic development business and revenue-generating service provider business provides the Company with capabilities for cost effective in-house product development and immediate revenue and cash flow generation.
For more information, please visit: www.neostem.com
Forward-Looking Statements for NeoStem, Inc.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy, including with respect to the Company's research and development and clinical evaluation efforts as well as efforts towards development of cellular therapies, including with respect to AMR-001, the future of the regenerative medicine industry and the role of stem cells and cellular therapy in that industry and the Company's ability to successfully grow its contract development and manufacturing business. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2013 and in the Company's periodic filings with the SEC. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

CONTACT: NeoStem
Eric Powers
Manager of Communications and Marketing
Phone: +1-212-584-4173
Email: epowers@neostem.com